REPORT OF INDEPENDENT ACCOUNTANTS
                             TO ACCOMPANY FORM N-SAR


The Trustees of Standish, Ayer and
Wood Investment Trust and Shareholders of:
         Standish Securitized Fund Standish Short-Term Asset Reserve Fund Standish International Fixed Income Fund Standish International Equity Fund Standish Controlled Maturity Fund Standish Fixed Income Fund II Standish Equity Fund Standish Fixed Income Fund Standish Global Fixed Income Fund Standish Small Capitalization Equity Fund Standish Small Capitalization Equity Fund II

In planning and performing our audits of the financial statements and financial highlights of the above referenced Funds of Standish, Ayer & Wood Investment Trust for the periods ended December 31, 1996, we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing an opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of Standish, Ayer and Wood Investment Trust is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in accordance with general accepted accounting principles.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operations may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses, as defined above, as of December 31, 1996.

This report is solely for the information and use of management of Standish, Ayer and Wood Investment Trust and the Securities and Exchange Commission.





                                       /S/   COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
February 25, 1997